Exhibit 99.1

TE Connectivity Board Approves Additional $1.0 Billion Share Repurchase

Terrence Curtin, John Davidson and Mark Trudeau Elected to Board of Directors

SCHAFFHAUSEN, Switzerland — March 2, 2016 — TE Connectivity Ltd. (NYSE: TEL) today announced an increase in its share repurchase program and the election of Mr. Terrence Curtin, Mr. John Davidson and Mr. Mark Trudeau to its Board of Directors.

The company’s Board of Directors has authorized an increase in its share repurchase program by an additional $1.0 billion. Any repurchases by the company will be made in accordance with applicable securities laws in the open market or in private transactions. The repurchase program is subject to business and market conditions, and may be commenced, suspended or discontinued at any time or from time to time without prior notice.

Additionally, shareholders approved the election of Mr. Terrence Curtin, Mr. John Davidson and Mr. Mark Trudeau to its Board of Directors during the TE Connectivity 2016 Annual General Meeting held on Wednesday, March 2, 2016.

Mr. Curtin was appointed President of TE Connectivity (TE) in March 2015 as part of the Board of Director’s succession planning. In his role as President, Mr. Curtin has responsibility for all of the company’s Connectivity and Sensor businesses and mergers and acquisitions activities. Prior to his current role, Mr. Curtin served as President, Industrial Solutions segment which includes TE’s Aerospace, Defense, Oil and Gas business; Energy business; and Industrial and Medical businesses. Prior to that he served as Executive Vice President and Chief Financial Officer of TE and led the financial aspects of the company’s separation from Tyco International, and subsequently led all financial aspects of TE Connectivity. Prior to TE, Curtin was the Vice President and Controller of the Electronics segment of Tyco International. Mr. Curtin is also a Certified Public Accountant. Mr. Curtin has a Bachelor’s of Science degree in Accounting from Albright College, Pennsylvania, U.S., and is a member of its Board of Trustees.

Mr. Davidson is a Certified Public Accountant, with more than 30 years of leadership experience across multiple industries. Mr. Davidson’s experience with complex accounting and financial issues combined with his knowledge of public reporting requirements and processes bring accounting and financial management insight to the Board.

Mr. Davidson held a variety of leadership roles at Tyco International Ltd. and Dell Inc. and financial leadership roles at Eastman Kodak Company. He is a member of the Board of Trustees of the Financial Accounting Foundation which oversees financial accounting and reporting standards setting processes for the United States. He also serves on the Board of Governors of the Financial Industry Regulatory Authority (FINRA). Mr. Davidson meets the SEC definition of audit committee financial expert and would bring five years of public company directorship experience to the Board. Mr. Davidson holds a Bachelor’s of Science degree in Accounting from St. John Fisher College and a MBA in Finance from the University of Rochester. Mr. Davidson is a director of DaVita HealthCare Partners Inc., Legg Mason, Inc. and Pentair plc.

Mr. Trudeau is the President, Chief Executive Officer and director of Mallinckrodt plc, a global specialty biopharmaceutical and imaging business that develops, manufactures, markets and distributes specialty pharmaceutical products and imaging agents. Mr. Trudeau held executive leadership positions at Covidien plc, Bayer HealthCare Pharmaceuticals LLC USA, Bayer HealthCare Pharmaceuticals, Bristol-Myers Squibb and Abbott Laboratories. Mr. Trudeau brings experience as a public company executive officer and director, along with a record of executive leadership and global business expertise in many areas including strategy, operations and management. Mr. Trudeau holds a Bachelor’s of Science degree in Chemical Engineering and a MBA, both from the University of Michigan.

ABOUT TE CONNECTIVITY

TE Connectivity (NYSE: TEL) is a $12 billion global technology leader. Our connectivity and sensor solutions are essential in today’s increasingly connected world. We collaborate with engineers to transform their concepts into creations — redefining what’s possible using intelligent, efficient and high-performing TE products and solutions proven in harsh environments. Our 72,000 people, including over 7,000 engineers, partner with customers in close to 150 countries across a wide range of industries. We believe EVERY CONNECTION COUNTS — www.TE.com.

# # #

Contacts:	Media Relations:	Investor Relations:
	Erin Burke	Sujal Shah
	APCO Worldwide	TE Connectivity
	+1-646-218-8760	+1-610-893-9790
	media@te.com	Sujal.Shah@te.com